SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 2, 2003

Robbins & Myers, Inc.

Exact name of Registrant as specified in its charter)

Ohio	0-288	31-0424220

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1400 Kettering Tower, Dayton, OH	45423

(Address of principal executive offices)	(Zip code)

937-222-2610

(Registrant’s telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

In the Robbins & Myers, Inc. Annual Report on Form 10-K for the fiscal year ended August 31, 2002, there were certain non-GAAP financial measures presented. Following is a numerical reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measure:

	2002	2001	2000	1999	1998	1997

Net Income	$14,503	$19,631	$18,056	$11,849	$31,230	$28,866

Plus depreciation	20,028	16,161	16,293	16,861	15,846	10,793

Plus amortization	2,015	8,187	8,077	7,660	7,670	5,170

Plus interest	17,565	12,312	13,531	13,752	12,821	6,437

Plus minority interest	1,048	1,064	1,472	1,040	0	0

Plus income taxes	7,831	10,229	10,513	6,647	16,091	14,218

EBITDA	$62,990	$67,584	$67,942	$57,809	$83,658	$65,484

Reconciliation of Free Cash Flow to Net Cash and Cash Equivalents Provided by Operating Activities (Cash Flow from Operations) per consolidated statement of cash flows:

	2002	2001	2000	1999	1998	1997

Cash Flow from Operations	$44,540	$30,984	$36,040	$39,463	$48,574	$35,246

Less Capital expenditures, net of nominal disposals	15,112	20,200	19,842	11,612	23,020	22,071

Free Cash Flow	$29,428	$10,784	$16,198	$27,851	$25,554	$13,175

Reconciliation of Adjusted EBITA to Net Income per consolidated income statement:

	2002	2001	2000

Net income	$14,503	$19,631	$18,056

Plus interest	17,565	12,312	13,531

Plus minority interest	1,048	1,064	1,472

Plus income taxes	7,831	10,229	10,513

Plus amortization	2,015	8,187	8,077

Plus non-recurring charges related to Global Reorganization	0	2,492	0

Plus Fairfield plant closure costs	0	0	409

Less gain on sale of Fairfield building	0	0	(918)

Plus UGE long term receivable write-down	0	0	500

Adjusted EBITA	$42,962	$53,915	$51,640

Reconciliation of Adjusted EBITA to Income before interest and Income Taxes by operating segment:

	Pharma-
Fiscal 2002	cuetical	Industrial	Energy

Income before interest and income taxes	$27,895	$5,279	$18,773

Plus amortization	432	452	331

Adjusted EBITA	$28,327	$5,731	$19,104

	Pharma-
Fiscal 2001	cuetical	Industrial	Energy

Income before interest and income taxes	$17,349	$8,445	$26,078

Plus amortization	1,962	3,294	2,150

Plus non-recurring charges related to Global Reorganization	244	2,148	0

Adjusted EBITA	$19,555	$13,887	$28,228

	Pharma-
Fiscal 2000	cuetical	Industrial	Energy

Income before interest and income taxes	$24,448	$12,007	$16,130

Plus amortization	1,928	3,280	2,105

Plus Fairfield plant closure costs	0	0	409

Less gain on sale of Fairfield building	0	0	(918)

Plus UGE long term receivable write-down	500	0	0

Adjusted EBITA	$26,876	$15,287	$17,726

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Robbins & Myers, Inc.

Date: July 2, 2003	By:/s/ Kevin J. Brown Kevin J. Brown Vice President and Chief Financial Officer